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Cooper Industries
P. O. Box 4446
Houston, Texas 77210                                              EXHIBIT 99.1
                                                                  ------------

                                                        [GRAPHIC OMITTED]
NEWS
RELEASE


FOR IMMEDIATE RELEASE
---------------------
July 24, 1997

Contacts:         John Breed                Phyllis Piano
                  713-209-8835              713-209-8415

COOPER INDUSTRIES REPORTS NET INCOME UP 20%
Second-quarter share earnings up 12%

HOUSTON, TX, July 24 -- Second-quarter fully diluted share earnings of Cooper Industries, Inc. (NYSE-CBE) rose 12% to 86 cents from 77 cents a share in the same quarter of 1996. Revenues increased 2% to $1.38 billion from $1.35 billion in the second quarter of 1996. Second-quarter earnings before taxes rose 14% to $170.2 million from $149.6 million in the second quarter of 1996. Net income increased 20% to $105.5 million from $88.3 million in the comparable period of 1996.
         During the second quarter, Cooper Industries completed the sale of its Kirsch window coverings business, which affected the year-to-year revenue comparisons. Excluding Kirsch, second-quarter revenues increased by 5%. Additionally, the sale of Kirsch resulted in a pre-tax gain of $69.8 million during the quarter. The company also recorded $70.5 million of nonrecurring pre-tax charges related to information systems technology that will be replaced as Cooper complies with Year 2000 requirements, international plant consolidations and the exiting of certain lower-margin automotive product lines.
         For the six months ended June 30, 1997, Cooper's revenues rose 2% to $2.7 billion, up from $2.6 billion in the same period of 1996. Excluding Kirsch, revenues increased 4%. Earnings before taxes increased 16% to $295.5 million compared with $255.3 million in the second quarter of 1996. Fully diluted share earnings increased 14% to $1.52, compared with $1.33 during the first half of 1996.

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Cooper Industries, Inc.                                                 Page 2



         "It was another outstanding quarter for Cooper Industries," said H. John Riley, Jr., Chairman, President and Chief Executive Officer. "The results can be attributed to continued strong momentum in our Electrical Products business and a rebound in the performance of our Tools & Hardware segment. In addition, our Automotive Products business is holding its own in a very difficult worldwide market," he added.
         Revenues for the Electrical Products segment were up 8% during the quarter, driven by double digit sales gains in the circuit protection and power systems businesses. Tools & Hardware revenues, excluding Kirsch, increased 9% in the quarter. Strong aerospace and automotive markets enabled the power tools business to achieve record performance levels. A new, fully operational hand tools distribution center helped that business improve its results over the same period in 1996. Revenues for the Automotive Products segment were down 2% in the quarter, reflecting a continued soft automotive aftermarket and generally weak demand for wiper and temperature control products.
         "During the second quarter, we took additional decisive actions to firmly position Cooper for future success. As part of our continuing efforts to improve the profitability of our Automotive Products segment, we made a decision to exit certain lower-margin product lines. Most recently, we signed a letter of intent to exchange our temperature control product lines for the brake business of Standard Motor Products. In addition, our Moog Automotive business became the first of several of our operations to install a fully integrated business system and is now beginning to realize productivity gains. We expect actions like these to lead to significant margin improvement in our Automotive Products segment," Riley said.
         "In Electrical Products, our power systems business will benefit from the recent acquisition of Kearney Company and the implementation of a major restructuring of distribution transformer manufacturing processes. In addition, a new, centralized customer service and distribution center for our lighting products business became fully operational in the quarter and will soon lead to significantly enhanced service levels and reduced costs.

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Cooper Industries, Inc.                                                 Page 3



         "For our Tools & Hardware segment, a recently announced facilities consolidation in Brazil and an ongoing facilities rationalization program in Europe will help us continue to enhance our performance. Additionally, a program to implement fully integrated business systems throughout the segment is now underway," Riley said.
         During the quarter, the company purchased approximately one million of its shares totaling $50 million as part of a $275 million common stock repurchase program announced in June. As the quarter ended, the company had reduced its debt-to-total capital ratio to 34%.
         "All of these actions position Cooper to achieve our 1997 objectives and generate continued earnings growth in the years ahead," Riley added.
         Comparisons of 1997 and 1996 second-quarter and first-half results appear on the following pages.
         Cooper Industries, with 1996 revenues of $5.3 billion, is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products. Additional information about Cooper is available on the company's World Wide Web site:
www.cooperindustries.com.

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Cooper Industries, Inc.                                                  Page 4



                       CONSOLIDATED RESULTS OF OPERATIONS

                                                Quarter Ended June 30,      % Change
                                             --------------------------   ------------
                                                  1997         1996(1)
                                             ------------  ------------
                                           (in millions where applicable)
Revenues:
   Electrical Products                       $     660.7    $     611.3         8.1%
   Tools & Hardware                                195.7          178.9         9.4%
   Kirsch(2)                                        41.8           66.2         NA
   Automotive Products                             486.7          495.0        -1.7%
                                              ----------     ----------
      Total Revenues                             1,384.9        1,351.4         2.5%
                                              ----------     ----------

Cost of sales                                      938.4          919.3         2.1%
Selling & administrative expenses                  238.8          232.8         2.6%
Goodwill amortization                               16.1           16.4        -1.8%
Nonrecurring charges                                70.5            8.3         NA
Other(income)expense, net                          (70.4)         (11.8)        NA
Interest expense                                    21.3           36.8       -42.1%
                                              ----------     ----------

   Income Before Income Taxes                      170.2          149.6        13.8%

Income Taxes                                        64.7           61.3         5.5%
                                              ----------     ----------

   Net Income                                $     105.5    $      88.3        19.5%
                                              ==========     ==========

Net Income Per Common Share:
      Primary                                $       .88    $       .82          7.3%
      Fully Diluted(3 )                      $       .86    $       .77         11.7%

Shares Utilized in Computation
   of Income Per Common Share:
      Primary                                120.0 million       107.7 million
      Fully Diluted                          123.1 million       124.4 million

                             PERCENTAGE OF REVENUES

                                                   Quarter Ended June 30,
                                               -----------------------------
                                                 1997                1996
                                                ------              ------
Revenues                                        100.0%              100.0%
Cost of sales                                    67.8%               68.0%
Selling & administrative expenses                17.2%               17.2%
Goodwill amortization                             1.2%                1.2%
Nonrecurring charges                              5.1%                0.6%
Other(income)expense, net                        -5.1%               -0.9%
Interest expense                                  1.5%                2.7%
                                               -------            --------
   Income Before Income Taxes                    12.3%               11.1%
Income Taxes                                      4.7%                4.5%
                                               -------            --------
   Net Income                                     7.6%                6.5%
                                               =======            ========

(1)  Certain amounts have been reclassified to conform to the 1997 presentation.

(2) Kirsch revenues represent the revenues prior to the sale to Newell Co. on May 30, 1997.

(3) The calculations assume conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($0.1 million in 1997 and $7.3 million in 1996, net of tax) was added back to net income in the computation of fully diluted earnings per share.

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Cooper Industries, Inc.                                                 Page 5


                       CONSOLIDATED RESULTS OF OPERATIONS


                                       Six Months Ended June 30,          % Change
                                     -----------------------------       --------
                                        1997             1996(1)
                                     ------------    -------------
                                     (in millions where applicable)
Revenues:
   Electrical Products               $1,273.4            $1,185.8           7.4%
   Tools & Hardware                     375.8               355.5           5.7%
   Kirsch(2)                             97.4               125.9            NA
   Automotive Products                  957.2               975.9          -1.9%
                                     --------            --------
      Total Revenues                  2,703.8             2,643.1           2.3%
                                     --------            --------

Cost of sales                         1,844.1             1,816.4           1.5%
Selling & administrative expenses       479.6               466.4           2.8%
Goodwill amortization                    32.1                32.6          -1.5%
Nonrecurring charges                     70.5                19.2            NA
Other(income)expense, net               (68.9)              (21.2)           NA
Interest expense                         50.9                74.4         -31.6%
                                     --------            --------

   Income Before Income Taxes           295.5               255.3          15.7%

Income Taxes                            112.3               104.9           7.1%
                                     --------          ---------

   Net Income                       $   183.2           $   150.4          21.8%
                                     ========           =========

Net Income Per Common Share:
      Primary                       $    1.59           $    1.40          13.6%
      Fully Diluted(3)              $    1.52           $    1.33          14.3%

Shares Utilized in Computation
   of Income Per Common Share:
      Primary                             115.1 million       107.5 million
      Fully Diluted                       124.0 million       124.4 million


                             PERCENTAGE OF REVENUES

                                              Six Months Ended June 30,
                                              -------------------------
                                               1997               1996
                                              ------             ------
Revenues                                      100.0%             100.0%
Cost of sales                                  68.2%              68.7%
Selling & administrative expenses              17.7%              17.6%
Goodwill amortization                           1.2%               1.2%
Nonrecurring charges                            2.6%               0.7%
Other(income)expense, net                      -2.5%              -0.8%
Interest expense                                1.9%               2.8%
                                              ------             ------
   Income Before Income Taxes                  10.9%               9.7%
Income Taxes                                    4.2%               4.0%
                                              ------             ------
   Net Income                                   6.8%               5.7%
                                              ======             ======

(1)  Certain amounts have been reclassified to conform to the 1997 presentation.

(2) Kirsch revenues represent the revenues prior to the sale to Newell Co. on May 30, 1997.

(3) The calculations assume conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($5.8 million in 1997 and $14.6 million in 1996, net of tax) was added back to net income in the computation of fully diluted earnings per share.

This press release contains forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results of the company to differ materially from those matters expressed in or implied by such forward-looking statements. See "Business Outlook for 1997" set forth in the Company's Current Report on Form 8-K dated July 24, 1997.

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